Exhibit 99.1

For Immediate Release	Media Contact
Dick Parsons
 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Revenues and Earnings for 2nd Quarter ended August 31, 2012

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – October 15, 2012 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.  For the second quarter ended August 31, 2012 Revenue was $719,810 compared to $1,508,466 in the prior year, down $788,656 (-52.3%).  The Net Income after taxes of $3,736 was a decrease of $184,564 (-98.0%) compared to the prior year’s net Income after taxes of $188,300.

Dick Parsons, Chief Executive Officer, stated that, “the return to Net Income represents a turnaround from poor results in both the prior fiscal year, period ended February 29, 2012 and in the first quarter of fiscal year, period ended August 31, 2012. This change of direction back upward, although with lower overall gross profits of $748,994, was due primarily to selling higher gross profit products.  However, we continue to have, 1) delay of orders for new higher margin products due to administrative issues with new customers, and  2) a build-up of inventory for anticipated sales of the new RAD filter bottle and the new pH filter bottle now in the third quarter.“

The Company reported that sales revenue for the first six months of the fiscal year ended August 31, 2012 was $1,617,819 compared to $3,289,485 in the prior year, down $1,671,666 (-50.8%).  Net loss after income taxes was $93,705 for the same period and was down $431.319 (-127.7%) versus prior year net income of $337,615.

Mr. Parsons said that “as noted in the prior press release for the first quarter, we plan to continue to focus on the main factors affecting our bottom line to improve the Company’s profitability in the upcoming earnings periods. With our new production space in an adjacent building, this has allowed for the inventory build-up and ultimately more production space as well.  Another area we are continuing to consider in reducing the cost of goods and improving gross margins is the out-sourcing of some of our faster moving products to a high volume assembler/fulfillment vendor. Both the new production space and the out-sourcing should have a direct effect on the bottom line and make the move to a more scalable higher volume business model feasible.”

Finally, Mr. Parsons noted that “the new products previously announced, the radiological filter that removes up to 99% of major nuclear contaminants in drinking water, and the PH filter increasing the PH level of water filtered through our products up to 9% or more, are anticipated to have higher margins and are ready for shipment in the third quarter. In addition, we have two new products ready for the market: a 20 oz sports bottle, and a flat in-filter for hydration backpacks that can also be used as a portable straw filter system.  We anticipate that these products will have a positive impact on both sales and net income going forward.”

Carl Palmer, Founder, President and Chairman added that “we believe that the delays in negotiating three major new distributor agreements have now been resolved in the second quarter of FY 2013.   We also have agreements for an expanded pH program in the US, Canada and Israel; one for Saudi Arabia and another for five additional countries in the Middle East.  Shipments of our new radiological filter to Japan were delayed due to administrative matters with one government agency, but we expect them to be resolved shortly, and 40’ containers to be shipped in the third quarter. Finally, we concluded a Distribution Agreement with a well established business group in Mexico that has plans for distribution into big box stores. We believe that sales could meaningfully improve at the end of the third quarter and into the fourth quarter and into fiscal 2014 as a direct result of these Distribution Agreements.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks.  The standard filter works for water from the tap while the advance filter is needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management.  Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle.  Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.